CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$3,332,240	$185.94

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated July 22, 2009

(To the Prospectus dated February 10, 2009, the Prospectus Supplement dated February 10, 2009 and the Index Supplement dated February 10, 2009)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

Return Optimization Securities

Enhanced Return Strategies for Moderate–Return Environments

Barclays Bank PLC $3,332,240 Securities linked to an Asia Ex Japan Index Basket due on January 21, 2011

Investment Description

Return Optimization Securities (“ROS” or the “Securities”) are securities issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of an Asia Ex Japan Index Basket (the “Basket”). The ROS are designed to enhance basket returns in a moderate-return environment – meaning an environment in which the stocks included in the indices that make up the Basket generally experience moderate appreciation. If the Basket Return is positive, at maturity you will receive your initial investment plus three (3) times the Basket Return, up to the Maximum Gain, providing you with an opportunity to outperform the Basket. If the Basket Return is negative, at maturity you will receive your initial investment as reduced by that negative Basket Return and may receive nothing. Investors will not receive interest or dividend payments during the term of the ROS. Investing in the ROS involves significant risks including potential loss of your initial investment, limited appreciation at maturity and Barclays Bank PLC’s credit risk. You may lose some or all of your principal. Any payment on the ROS is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity: If you are seeking market exposure to the indices that make up the Asia Ex Japan Index Basket, the ROS may provide an alternative to traditional investments. At maturity, the ROS enhance the positive returns of the Basket up to the Maximum Gain while providing 1-for-1 downside exposure. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the Basket.

❑

Market Recovery Strategy: If you have experienced a loss on an investment with market exposure similar to the Basket, an investment in the ROS can provide an opportunity to accelerate your recovery at maturity if the Basket rises.

Key Dates

Trade Date[1]	July 22, 2009
Settlement Date[1]	July 24, 2009
Final Valuation Date[2]	January 14, 2011
Maturity Date[2]	January 21, 2011

[1]

We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Return Optimization Securities linked to the performance of an Asia Ex Japan Index Basket. If the Basket Return is positive over the term of the ROS, at maturity investors will receive their principal plus a return equal to three times (3x) the Basket Return, up to the Maximum Gain. If the Basket Return is negative over the term of the ROS, at maturity investors will receive their principal reduced by that negative Basket Return. The Maximum Gain for the ROS as well as the maximum payment at maturity are listed below. The ROS are our senior unsecured obligations and are offered at a minimum investment of $1,000.

Offering	Multiplier	Maximum Gain	Maximum Payment at Maturity per $10 Security	CUSIP	ISIN
ROS linked to an Asia Ex Japan Index Basket	3x	39.30%	$13.93	06740H 708	US06740H7089

See “Additional Information about Barclays Bank PLC and the ROS” on page PS-2 of this pricing supplement. The ROS will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, the index supplement dated February 10, 2009 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.175	$9.825
Total	$3,332,240	$58,314.20	$3,273,925.80

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the ROS

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 and the index supplement dated February 10, 2009 relating to our Medium-Term Securities, Series A, of which these ROS are a part. This pricing supplement, together with the documents listed below, contains the terms of the ROS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the ROS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ROS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

♦	Index supplement dated February 10, 2009 :

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023313/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “ROS” and “Securities” refers to the Return Optimization Securities Linked to an Asia Ex Japan Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The ROS may be suitable for you if:

♦

You believe that the Basket will appreciate moderately—meaning that you believe the Basket will appreciate over the term of the ROS, although such appreciation (when multiplied by the Multiplier) is unlikely to exceed the Maximum Gain at maturity.

♦	You are willing to make an investment that is exposed to the full downside performance risk of the Basket.

♦	You are willing to forgo dividends paid on the stocks included in the indices that make up the Basket.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the ROS to maturity.

♦	You are willing to invest in securities for which there may be little or no secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ROS.

♦	You seek an investment whose return is linked to indices that make up the Asia Ex Japan Index Basket.

The ROS may not be suitable for you if:

♦	You do not believe the Basket will appreciate over the term of the ROS, or you believe the Basket will appreciate by more than the Maximum Gain at maturity.

♦	You are unwilling to make an investment that is exposed to the full downside performance risk of the Basket and is not principal protected.

♦	You seek an investment that is exposed to the full potential appreciation of the indices that make up the Basket, without a cap on participation.

♦	You prefer to receive the dividends paid on any stocks included in the indices that make up the Basket.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the ROS to maturity.

♦	You are not willing or unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the ROS.

♦	You seek an investment for which there will be an active secondary market.

♦	You do not seek an investment with exposure to the Basket.

Final Terms1

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Issue Price:	$10.00 per ROS
Term:	18 months
Basket[3]:	The Hang Seng China Enterprises Index, the Hang Seng Index, the MSCI Singapore IndexSM, and the SET50 Index (each a “Basket Index” and collectively the “Basket Indices”)
Basket Index	For each Basket Index as set forth below:
Weighting:	Hang Seng China Enterprises Index Hang Seng Index MSCI Singapore IndexSM SET50 Index	50.00% 30.00% 10.00% 10.00%
Payment at Maturity (per $10.00):

If the product of the Basket Return and the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Maximum Gain)

If the Basket Return is positive and the product of the Basket Return and the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Multiplier x Basket Return)

If the Basket Return is zero or negative, you will receive:

$10.00 + ($10.00 x Basket Return)

In this case, you may lose all or a substantial portion of your initial investment.

Multiplier:	3
Maximum Gain:	39.30%
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	Set equal to 100 on the Trade Date.
Basket Ending Level

The closing level of the Basket on the Final Valuation Date, calculated as follows:

100 x [1 + (the Hang Seng China Enterprises Index Return x 50.00%) + (the Hang Seng Index Return x 30.00%) + (the MSCI Singapore IndexSM Return x 10.00%) + (the SET50 Index Return x 10.00%)].

Index Return	For each Basket Index, the performance of such Basket Index is calculated as follows: Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	For each Basket Index, the closing level of the Basket Index on the Trade Date, as set forth below:
	Hang Seng China Enterprises Index: Hang Seng Index: MSCI Singapore IndexSM SET50 Index	11,481.30 19,248.17 295.16 429.24
Index Ending Level:	For each Basket Index, the closing level of the Basket Index on the Final Valuation Date.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

You will receive your initial investment reduced by the Basket Return, calculated as follows:

$10.00 + ($10.00 x Basket Return)

In this case, you may lose some or all of your initial investment depending on how much the Basket declines.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are expected to carry the same rating as the Medium-Term Note Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

[3]

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Scenario Analysis and Examples at Maturity

The following scenario analyses and examples are based on a Maximum Gain of 39.30% and a range of performance for the Basket from +40% to -40%.

Example 1—On the Final Valuation Date, the Basket Ending Level closes 3% above the Basket Starting Level.

Since the Basket Return is 3%, you will receive three times the Basket Return, or a 9% total return, and your payment at maturity of $10.90 per $10.00 ROS will be calculated as follows:

$10.00 + ($10.00 x (3 x 3%)) = $10.00 + $0.90 = $10.90

Example 2—On the Final Valuation Date, the Basket Ending Level closes 20% above the Basket Starting Level.

Since three times the Basket Return of 20%, is more than the Maximum Gain of 39.30%, you will receive the Maximum Gain of 39.30%, or $13.93 per $10.00 ROS.

Example 3—On the Final Valuation Date, the Basket Ending Level closes 10% below the Basket Starting Level.

Since the Basket Return is -10%, your investment will be fully exposed to the decline of the Basket and your payment at maturity of $9.00 per $10.00 ROS will be calculated as follows:

$10.00 + ($10.00 x (–10%)) = $10.00 – $1.00 = $9.00

What are the tax consequences of the ROS?

Some of the tax consequences of your investment in the ROS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your ROS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the ROS are uncertain. Pursuant to the terms of the ROS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid cash-settled executory contract with respect to the Basket. If your ROS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS. Such gain or loss would generally be long term capital gain or loss if you have held your ROS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the ROS should be treated in the manner described above. This opinion assumes that the description of the terms of the ROS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ROS, possibly with retroactive effect.

For a further discussion of the tax treatment of your ROS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the ROS. For additional, important considerations related to tax risks associated with investing in the ROS, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Key Risks

An investment in the ROS involves significant risks. Investing in the ROS is not equivalent to investing directly in the Basket Indices. Some of the risks that apply to an investment in the ROS offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the ROS in light of your particular circumstances.

♦

No principal protection—You may lose some or all of your initial investment. The ROS do not guarantee any return of principal. The return on the ROS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. For every 1% decline in the Basket, you will lose 1% of your initial investment at maturity.

♦

Your Maximum Gain on the ROS Is Limited to the Maximum Gain—If the Basket Ending Level is greater than the Basket Starting Level, for each $10 principal amount ROS you will receive at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Gain, which is 39.30%.

♦

No Interest, Dividend Payments or Voting Rights—As a holder of the ROS, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of securities included in any of the Basket Indices would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the ROS Prior to Maturity—While the payment at maturity for the offered ROS described in this pricing supplement is based on the full principal amount of the ROS, the original issue price of the ROS includes the agents’ commission and the estimated cost of hedging our obligations under the ROS through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the ROS from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The ROS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your ROS to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the ROS. We and other of our affiliates may act as a principal, agent or dealer in connection with the ROS. Such affiliates, including the sales representatives, will derive compensation from the distribution of the ROS and such compensation may serve as an incentive to sell these ROS instead of other investments. We will pay compensation of $ 0.175 per Security to the principals, agents and dealers in connection with the distribution of the ROS.

♦

Limited Liquidity—The ROS will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the ROS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ROS easily. Because other dealers are not likely to make a secondary market for the ROS, the price at which you may be able to trade your ROS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the ROS.

♦

Credit of Issuer: The ROS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ROS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ROS.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the ROS, including acting as calculation agent and hedging our obligations under the ROS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the ROS.

♦

Taxes—The federal income tax treatment of the ROS is uncertain and the Internal Revenue Service could assert that the ROS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ROS even though you will not receive any payments with respect to the ROS until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ROS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the ROS.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the ROS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the ROS. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the ROS and the Index.

♦

Many Economic and Market Factors Will Affect the Value of the ROS—In addition to the level of the Basket Indices on any day, the value of the ROS will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Indices;

♦	the time to maturity of the ROS;

♦	the market price and dividend rate on the component stocks included in the Basket Indices;

♦	interest and yield rates in the market generally and in the markets of the component stocks included in the Basket Indices;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currency of the nation in which the companies included in the Basket Indices are domiciled;

♦	supply and demand for the ROS; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Non-U.S. Securities Markets Risks—The stocks included in the component indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities linked to the component indices, which may have an adverse effect on the ROS. Also, the public availability of information concerning the issuers of stocks included in the component indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the component indices may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

♦

Risks Associated with Emerging Markets—An investment in the ROS will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦

The Portfolio Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Component Indices—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the component indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Changes in the levels of the Basket Indices may offset each other—The ROS are linked to a weighted Basket composed of the Basket Indices. At a time when the level of one or more indices in the Basket increases, the level of one or more indices in the Basket may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the indices in the Basket may be moderated, or offset, by lesser increases or declines in the level of one or more indices in the Basket.

Hypothetical Historical Basket Ending Level

The following chart shows the hypothetical historical Basket Ending Level based on weekly closing levels in the period from April 25, 1997 to July 22, 2009, using a Basket Ending Level indexed to 100 on April 25, 1997 based upon the closing levels of the Basket Indices determined on that day. As of April 25, 1997, the closing level of the Hang Seng China Enterprises Index was 4699.29, the closing level of the Hang Seng Index was 12645.76, the closing level of the MSCI Singapore IndexSM was 297.11 and the closing level of the SET50 Index was 513.60. The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the ROS and the determination of the Payment at Maturity, the Basket Starting Level will be indexed to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket Level on any given day.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index (the “China Enterprises Index”) is compiled, published and managed by Hang Seng Indexes Company Limited and was first calculated and published on August 8, 1994. The China Enterprises Index was launched on August 8, 1994 to track the performance of all the Hong Kong listed H-shares of Chinese enterprises, one year after the first H-share company was listed on the Stock Exchange of Hong Kong Limited. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index on October 3, 2001, the China Enterprises Index became part of the Hang Seng Composite Index Series. Since then, constituents of the China Enterprises Index comprise only those H-share companies which are included in the 200-stock Hang Seng Composite Index.

The China Enterprises Index is reported by Bloomberg under the ticker symbol “HSCEI <Index>“.

The information on the China Enterprises Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Hang Seng China Enterprises Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the China Enterprises Index based on the weekly closing levels of the China Enterprises Index from April 4, 1997 through July 22, 2009. The closing level of the China Enterprises Index on July 22, 2009 was 11,481.30.

We obtained the closing levels of the China Enterprises Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the China Enterprises Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the China Enterprises Index will result in the return of any of your initial investment.

Hang Seng China Enterprises Index Historical Performance

April 4, 1997 - July 22, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hang Seng Index

The Hang Seng Index (the “Hang Seng Index”) is compiled, published and maintained by Hang Seng Indexes Company Limited and was launched on November 24, 1969. The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market. Constituent stocks of the Hang Seng Index are selected by a rigorous process of detailed analysis, supported by extensive external consultations.

The Hang Seng Index is reported by Bloomberg under the ticker symbol “HSI <Index>“.

The information on the Hang Seng Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Hang Seng Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the Hang Seng Index based on the weekly closing levels of the Hang Seng Index from April 4, 1997 through July 22, 2009. The closing level of the Hang Seng Index on July 22, 2009 was 19,248.17.

We obtained the closing levels of the Hang Seng Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Hang Seng Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Hang Seng Index will result in the return of any of your initial investment.

Hang Seng Index Historical Performance

April 4, 1997 - July 22, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

MSCI Singapore IndexSM

The MSCI Singapore IndexSM (the “MSCI Singapore Index”) designed to measure the market performance of equity securities in Singapore.

The MSCI Singapore Index is reported by Bloomberg under the ticker symbol “SGY <Index>“.

The information on the MSCI Singapore Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the MSCI Singapore Index based on the weekly closing levels of the MSCI Singapore Index from April 4, 1997 through July 22, 2009. The closing level on July 22, 2009 was 295.16.

We obtained the closing levels of the MSCI Singapore Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the MSCI Singapore Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the MSCI Singapore Index will result in the return of any of your initial investment.

MSCI Singapore IndexSM Historical Performance

April 4, 1997 - July 22, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SET50 Index

The SET50 Index (the “SET50 Index”) is calculated by the Stock Exchange of Thailand (“SET”). To accommodate the issuing of index futures and options in the future, and to provide a benchmark of investment in SET, the SET50 Index was launched on June 17, 1996. The SET50 Index is calculated from the stock prices of the top 50 companies listed in SET in terms of large market capitalization, high liquidity and compliance with the requirement regarding the distribution of shares to minor shareholders. The calculation methodology used for the SET50 Index is a market capitalization weighted price index. The base date used for the SET50 Index is August 16, 1995, and the base value was set at 1,000 points. The base market value is continually adjusted to correspond to changes in the values of securities resulting from changes in the number of stocks due to various events such as public offerings, exercised warrants and conversions of preferred to common shares.

The SET50 Index is reported by Bloomberg under the ticker symbol “SET50 <Index>“.

The information on the SET50 Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—SET50 Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the SET50 Index based on the weekly closing levels of the SET50 Index from April 4, 1997 through July 22, 2009. The closing level on July 22, 2009 was 429.24.

We obtained the closing levels of the SET50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the SET50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the SET50 Index will result in the return of any of your initial investment.

SET50 Index Historical Performance

April 4, 1997 - July 22, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the ROS at the price indicated on the cover of the pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and that contains the final pricing terms of the ROS. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the ROS that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the ROS.